Exhibit 99.1

PRESS RELEASE

Contact Information

Raining Data Corporation

17500 Cartwright Rd.

Irvine, CA 92614-5846

Brian C. Bezdek, Chief Financial Officer

Phone: (949) 442-4400
Fax:     (949) 250-8187

brian.bezdek@rainingdata.com

RAINING DATA CORPORATION ANNOUNCES

FOURTH QUARTER AND FISCAL YEAR END

MARCH 31, 2003 RESULTS

IRVINE, CA.- May 20, 2003

•                  Fourth Quarter Year over Year Revenue Increase of 23%

•                  Fiscal Year over Year Revenue Increase of 9%

•                  Operating Cash Flow Improvement of $1.0 million Year over Year

•                  Fourth Quarter EBITDA of $1.2 million or 19% of Revenue

•                  Full Fiscal Year over Year EBITDA Improvement of $4.9 Million

Raining Data Corporation (Nasdaq: RDTA) today announced financial results for the fourth quarter and full fiscal year ended March 31, 2003.  Revenue for the fourth quarter increased 23% to $6.1 million from $4.9 million for the quarter ended March 31, 2002.   Revenue for fiscal year 2003 increased 9% to $21.0 million from $19.3 million the prior fiscal year.

The Company recorded an operating profit of $0.4 million for the quarter ended March 31, 2003 as compared to an operating loss of $3.4 million for the same period in the prior year.  The Company recorded break-even operating results for fiscal year 2003 as compared to an operating loss of $16.3 million in the prior fiscal year.  Results for the quarter and fiscal year ended March 31, 2002 include goodwill amortization of $2.9 million and $10.6 million, respectively.  No goodwill amortization was recorded for the quarter and year ended March 31, 2003 due to the adoption of Statement of Financial Accounting Standards No. 142 on April 1, 2002.

For the quarter ended March 31, 2003, net loss was $0.1 million compared to a net loss of $4.7 million for the same period in the prior fiscal year.  Net loss for the year ended March 31, 2003 was $3.4 million compared to a net loss of $20.4 million in the prior fiscal year.

Net loss per share was $0.01 for the quarter and $0.19 for the year ended March 31, 2003 compared to a net loss per share of $0.27 and $1.23 for the quarter and year ended March 31, 2002, respectively.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the quarter ended March 31, 2003 improved by $1.0 million to positive $1.2 million, or 19% of revenue compared to $0.2 million, or 3% of revenue, for the quarter ended March 31, 2002.  EBITDA for the year ended March 31, 2003 improved by $4.9 million to a positive $3.3 million, or 16% of revenue, from a negative $1.6 million for the prior fiscal year.  The Company computes EBITDA, as reflected in the table appearing at the end of this press release, by adding depreciation, goodwill and non-goodwill amortization and non-cash stock-based compensation expense to its GAAP reported operating income (loss).

Cash balances increased $0.8 million or 17% to $5.3 million at March 31, 2003 from $4.5 million at March 31, 2002 and increased during the quarter by $2.5 million from $2.8 million at December 31, 2002. Cash flow from operating activities improved to $0.9 million for the year ended March 31, 2003 from a negative $0.2 million in the prior fiscal year.

“The fourth quarter capped off a fiscal year in which the Company saw a significant improvement in its operating results and a strengthening of its balance sheet,” said Carlton H. Baab, President and CEO.  “We have been able to achieve this turn-around in the financial results while continuing to invest in our product development efforts.  In addition to many updates and new releases of our core Pick and Omnis products, we announced the launch of two new product lines with the Company’s first XML data management server product, TigerLogic XDMS, which includes our own patent-pending technology, as well as our support for the Microsoft .Net development environment and framework with our Pick Data Provider for .Net product line.  We are committed to serving the evolving needs of our customers and to the expansion of our intellectual property assets,” added Baab.

About Raining Data

Raining Data Corporation (Nasdaq: RDTA), headquartered in Irvine, California, has been providing reliable data management and rapid application deployment solutions for developers of database applications for more than two decades.  Raining Data’s flagship products include: 1) high-performance TigerLogic™ XML Data Management Server (XDMS), which provides flexible, scalable and extensible storage and retrieval of critical business data across a variety of structured and unstructured information sources, delivering mid-tier scalability and transactional integrity of enterprise databases as well as dynamic extensibility and ease of use, mostly found in repositories and file systems; 2) D3®, mvEnterprise® and mvBase® family of powerful Pick® based hierarchical multi-dimensional database management systems that are the choice of more than a thousand application developers worldwide; 3) the Pick Data Provider for .NETTM which allows D3, UniData® and UniVerse® database platform users to take advantage of the .NET Framework by utilizing Microsoft Visual Studio® .NET by serving as a bridge between an application and the data source; and 4) Omnis Studio®, a powerful, cross-platform, object-oriented RAD tool for developing sophisticated thick-client, Web-client or ultra thin-client database applications.

The Raining Data customer installed base includes more than 500,000 active users, representing over 20,000 customer sites worldwide with a significant base of diverse vertical applications.

With 150 employees in four countries, the company has an extensive distribution channel, 24x7 customer support and a strong international presence.  More information about Raining Data Corporation and its products can be found at www.rainingdata.com .

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Except for the historical statements contained herein, the foregoing release contains forward-looking statements, including statements regarding the Company’s future financial performance.  These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to the success of the Company’s research and development efforts to develop new products and to penetrate new markets, the market acceptance of the Company’s new products and updates, technical risks related to such products and updates, the Company’s ability to maintain market share for its existing products, the availability of adequate liquidity and other risks and uncertainties.  Please consult the various reports and documents filed by Raining Data Corporation with the U.S. Securities and Exchange Commission, including but not limited to the Company’s most recent reports on Form 10-KSB and Form 10-QSB for factors potentially affecting the Company’s future financial results. All forward-looking statements are made as of the date hereof and the Company disclaims any responsibility to update or revise any forward-looking statement provided in this news release. The Company’s results for the quarter and year ended March 31, 2003 are not necessarily indicative of the Company’s operating results for any future periods.

Raining Data, Pick, mvDesigner, D3, mvEnterprise, mvBase, Omnis and Omnis Studio are registered trademarks and TigerLogic is a trademark of Raining Data Corporation. Microsoft and Visual Studio are registered trademarks and .Net is a trademark of the Microsoft Corporation. UniData and UniVerse are registered trademarks of International Business Machines Corporation.  All other trademarks and registered trademarks are properties of their respective owners.

RAINING DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2003	March 31, 2002
	(In thousands, except per share data)

ASSETS

Current assets
Cash and equivalents	$5,279	$4,500
Trade accounts receivable, less allowance for doubtful accounts of $467 in 2003 and $633 in 2002	2,142	1,575
Other current assets	401	190
Total current assets	7,822	6,265

Property, furniture and equipment-net	880	910

Intangible assets, less accumulated amortization of $6,067 in 2003 and $3,467 in 2002	4,333	6,933
Goodwill, less accumulated amortization of $13,702 in 2003 and 2002	27,684	26,791
Other assets	175	59
Total assets	$40,894	$40,958

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$600	$985
Accrued liabilities	2,992	4,409
Deferred revenue	5,242	4,189
Notes payable	321	1,207
Total current liabilities	9,155	10,790

Long-term debt, net of discount and excluding current portion	21,932	18,502
Other long-term liabilities	—	125
Total liabilities	31,087	29,417

Commitments and contingencies

Stockholders’ equity
Series A convertible preferred stock: $1.00 par value; 300,000 shares authorized, issued and outstanding	300	300
Common stock: $0.10 par value; 60,000,000 shares authorized; 17,946,842 and 17,585,463 issued and outstanding as of March 31, 2003 and 2002 respectively	1,795	1,759
Additional paid-in capital	94,919	93,829
Deferred stock-based compensation	(145)	(523)
Accumulated other comprehensive Income	1,050	869
Accumulated deficit	(88,112)	(84,693)
Total stockholders’ equity	9,807	11,541
Total liabilities and stockholders’ equity	$40,894	$40,958

RAINING DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the three months ended March 31,		For the years ended March 31,
	2003	2002	2003	2002

Net revenue
License	$3,066	$2,278	$9,932	$9,903
Service	2,989	2,638	11,074	9,364
Total net revenue	6,055	4,916	21,006	19,267

Costs of revenue
Cost of license revenue	174	83	351	383
Cost of service revenue	499	453	1,855	2,463
Total cost of revenue	673	536	2,206	2,846

Gross profit	5,382	4,380	18,800	16,421

Operating expenses
Selling and marketing	1,292	1,295	4,380	6,117
Research and development	1,752	1,500	6,005	5,555
General and administrative	1,201	1,427	5,150	6,331
Amortization and depreciation	103	56	341	616
Stock-based compensation	(3)	308	351	1,247
Amortization of goodwill and intangibles	650	3,232	2,600	12,821
Total operating expenses	4,995	7,818	18,827	32,687

Operating income (loss)	387	(3,438)	(27)	(16,266)

Other expense
Interest expense-net	(489)	(1,033)	(3,409)	(3,887)
Other income (expense)	3	(220)	47	(272)
Loss before taxes	(99)	(4,691)	(3,389)	(20,425)
Provision for taxes	(30)	—	(30)	—
Net loss	$(129)	$(4,691)	$(3,419)	$(20,425)

Basic and diluted net loss per share	$(0.01)	$(0.27)	$(0.19)	$(1.23)

Weighted average number of common shares outstanding	17,913,913	17,585,463	17,803,534	16,672,321

RAINING DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED MARCH 31,

	2003	2002
	(In thousands)

Cash flows from operating activities:
Net loss	$(3,419)	$(20,425)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization of long-lived assets	2,917	13,437
Note discount amortization	1,609	2,321
Amortization of deferred stock-based compensation	351	1,247
Change in assets and liabilities:
Trade accounts receivable	(329)	927
Other current and non-current assets	(115)	283
Accounts payable and accrued liabilities	(1,023)	1,141
Deferred revenue	898	915

Net cash provided by (used for) operating activities	889	(154)

Cash flows from investing activities:
Purchase of property, furniture and equipment	(410)	(123)
Settlement of post-retirement benefit obligations acquired, net of tax	150	—

Net cash used for investing activities	(260)	(123)

Cash flows from financing activities:
Proceeds from exercise of stock options	2	79
Repayment of debt	(51)	(229)
Proceeds from issuance of common stock	89	2,319

Net cash provided by financing activities	40	2,169

Effect of exchange rate changes on cash	110	184

Net increase in cash and equivalents	779	2,076

Cash and equivalents at beginning of period	4,500	2,424

Cash and equivalents at end of period	$5,279	$4,500

RAINING DATA CORPORATION AND SUBSIDIARIES

EBITDA CALCULATIONS

(Unaudited, in thousands)

	For the three months ended March 31,		For the year ended March 31,
	2003	2002	2003	2002
Reported operating income (loss)	$387	$(3,438)	$(27)	$(16,266)

Depreciation and non-goodwill amortization	124	56	404	616
Stock-based compensation	(3)	308	351	1,247
Goodwill and intangible amortization	650	3,232	2,600	12,821
EBITDA	$1,158	$158	$3,328	$(1,582)

Reconciliation of proforma EBITDA information to net cash provided by (used for) operating activities (in thousands):

	For the year ended March 31,
	2003	2002

Net cash provided by (used for) operating activities	$889	$(154)

Interest expense, net	3,409	3,887
Other (income) expense, net	(47)	272
Provision for taxes	30	—
Change in accounts receivable	329	(927)
Change in other assets	115	(283)
Change in accounts payable and accrued liabilities	1,023	(1,141)
Change in deferred revenue	(898)	(915)
Note discount amortization	(1,609)	(2,321)
Foreign exchange effect	87	—

EBITDA	$3,328	$(1,582)

EBITDA does not represent funds available for management’s discretionary use and is not intended to represent cash flow from operations.  EBITDA should not be construed as a substitute for operating income or as a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles (“GAAP”).  EBITDA excludes components that are significant in understanding and assessing the Company’s results of operations and cash flows.  In addition, EBITDA is not a term defined by GAAP and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies.  The Company presents the reconciliation from EBITDA to what the Company deems the most directly comparable GAAP terms of operating income (loss) and net cash provided by (used for) operating activities.

However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in the Company’s industry.  Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of our operating performance, as an additional measure of performance and liquidity and to provide additional information with respect to the Company’s ability to meet future debt service, capital expenditure and working capital requirements.